Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 12, 2006 and shall be effective as of December 12, 2006 (the “Effective Date”) by and between Tatonka Oil and Gas, Inc., a Colorado corporation, with an office located at 1515 Arapahoe Street, Tower 1, 10th Floor, Denver, Colorado 80202 (the “Company”) and Paul Stroud, an individual with an address located at P.O. Box 6565, Sheridan, WY 82801 (“Stroud”).

WHEREAS, the Company desires to retain the services of Stroud as Vice President- Engineering and Stroud is willing to be employed by the Company in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. Stroud is hereby employed and engaged to serve the Company as the Company’s Vice President- Engineering, or such additional titles as the Company shall specify from time to time with the consent of Stroud, and Stroud does hereby accept and agrees to such engagement and employment.

2. Duties. Stroud’s duties shall be such duties and responsibilities as the Company shall specify from time to time, which shall entail those duties customarily performed by the Vice President- Engineering of a company with a business commensurate with those of the Company. Stroud shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position. Stroud shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s Chief Executive Officer. Stroud shall be responsible and report to the Company’s Chief Executive Officer. Stroud shall devote the majority of his attention, energy, and skill to the business and affairs of the Company. Stroud shall be permitted to engage in other business activities that do not directly compete with the Company.

Nothing in this Agreement shall preclude Stroud from devoting reasonable periods required for:

(a)	serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

(b)
serving as a consultant in his area of expertise (in areas other than in connection with the business of the Company), to government, industrial, and academic panels where it does not conflict with the interests of the Company; and

(c)	managing his personal investments or engaging in any other non-competing business;

(d)	engaging in oil and gas activities outside of North America;

provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement as reasonably determined in good faith by the Company.

3. Best Efforts of Stroud. During his employment hereunder, Stroud shall, subject to the direction and supervision of the Company’s Chief Executive Officer, devote the majority of his business time, best commercially reasonable efforts, business judgment, skill, and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder. Notwithstanding the foregoing, nothing herein shall be construed as preventing Stroud from investing his assets in any business.

4. Compensation of Stroud.

(a)
Base Compensation. As compensation for the services provided by Stroud under this Agreement, the Company shall pay Stroud an annual salary of One Hundred Fifty Thousand Dollars ($150,000). The compensation of Stroud under this Section shall be paid in accordance with the Company's usual payroll procedures.

(b)
Stock and Stock Options. Upon execution of this Agreement, the Company: shall grant Stroud options to purchase 500,000 shares of the Company’s common stock with an exercise price equal to ($1.25) one dollar and twenty five cents, which shall vest in accordance with the Company’s stock option plan. The options shall have a term of five (5) years from the date of grant.

In the event of a conflict between the above grant and either the shareholder approved stock option plan or corresponding board resolution, the covenants of the approved plan and board resolution take precedence.

(c)
Bonus. In addition to the base compensation in Section 5(a), Stroud shall be eligible to receive an annual bonus determined by the Board of Directors based on the performance of the Company and Stroud.

5. Benefits. Stroud shall also be entitled to participate in any and all Company benefit plans, from time to time, in effect for employees of the Company, including, but not limited to, health, dental and vision insurance plans available to the Company's senior management executives and their dependents. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

6. Vacation, Sick Leave and Holidays. Stroud shall be entitled to four (4) weeks of paid vacation, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies. Two (2) weeks of unused, accrued vacation can be carried into the next year. Remaining unused, accrued vacation time will be paid during the first quarter of the following year. In addition, Stroud shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

7. Business Expenses. The Company shall promptly reimburse Stroud for all reasonable out-of-pocket business expenses incurred in performing Stroud’s duties and responsibilities hereunder in accordance with the Company's policies, provided Stroud promptly furnishes to the Company adequate records of each such business expense. Such expenses shall be reimbursed in accordance with the Company’s regular reimbursement practices.

8. Location of Stroud's Activities. Stroud’s principal place of business in the performance of his duties and obligations under this Agreement shall be at a place to be determined by the Company’s Chief Executive Officer in the metro Denver area. Notwithstanding the preceding sentence, Stroud will engage in such travel and spend such time in other places as may be reasonably necessary or appropriate in discharging of his duties hereunder.

9. Confidential Information/Inventions.

(a) Confidential Information. Stroud shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Company which affects or relates to the Company’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business, as necessary to joint venture partners or as required by applicable law for a period of one year. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the oil and gas industry, such item is important, material, and confidential and affects the successful conduct of the Company’s business and goodwill, and that any breach of the terms of this Section 9 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: (i) information obtained or which became known to Stroud other than through his employment by the Company; (ii) information in the public domain at the time of the disclosure of such information by Stroud; (iii) information that Stroud can document was independently developed by Stroud; (iv) information that is disclosed by Stroud with the prior written consent of the Company and (v) information that is disclosed by Stroud as required by law, governmental regulation or court order.

(b) Documents. Stroud further agrees that all documents and materials furnished to Stroud by the Company and relating to the Company’s business or prospective business are and shall remain the exclusive property of the Company. Stroud shall deliver all such documents and materials, not copied, to the Company upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Stroud by the Company upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Stroud expressly authorizes the Company to withhold any payments due and owing pending return of such documents and materials.

(c) Inventions. All ideas, inventions, and other developments or improvements conceived or reduced to practice by Stroud, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of the Company or that relate to or result from any of Stroud’s work or projects or the services provided by Stroud to the Company pursuant to this Agreement, shall be the exclusive property of the Company. Stroud agrees to assist the Company, at the Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of the Company. This clause excludes all intellectual property work initiated prior to the execution of this agreement.

(d) Disclosure. During the Term, Stroud will promptly disclose to the Chief Executive Officer full information concerning any interest, direct or indirect, of Stroud (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, the Company or to any of its suppliers or customers.

10. Non-Compete. Except as expressly permitted herein, during the Term of this Agreement, Stroud shall not engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or proposed to be engaged in) by the Company in North America; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in) by the Company in North America; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between the Company and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than the Company, any Confidential Information of the Company. The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Stroud, for the period of the lesser of (6) six months or the duration of termination pay as described in paragraph 13 below, following the date this Agreement is terminated In addition, during the one-year period following such expiration or earlier termination, neither Stroud nor the Company shall make any negative statement of any kind concerning the Company or its affiliates, or their directors, officers or agents or Stroud.

11. Injunctive Relief. Stroud acknowledges and agrees that the covenants and obligations of Stroud set forth in Sections 9 and 10 with respect to non-competition, non-solicitation, confidentiality and the Company’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Stroud agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Stroud from committing any violation of the covenants and obligations referred to in this Section 11. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

12. Survival. Stroud agrees that the provisions of Sections 9, 10 and 11 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of the Company, the filing of a petition in bankruptcy by the Company or upon an assignment for the benefit of creditors of the assets of the Company, Sections 9, 10 and 11 shall be of no further force or effect.

13. Termination. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, after thirty (30) days written notice is given. Notwithstanding any other provisions hereof to the contrary, Stroud’s employment hereunder shall terminate under the following circumstances:

(a)	Voluntary Termination by Stroud. Stroud shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term.

(b)
Voluntary Termination by the Company. The Company shall have the right to voluntarily terminate this Agreement and Stroud’s employment hereunder at any time. If the Company initiates an “at will” termination of your employment as described above the Company agrees to pay Stroud a lump-sum separation fee at the time of termination equal to six (6) months salary plus benefits and be granted immediate vesting of all unvested stock and options.

(c)
Termination for Cause. The Company shall have the right to terminate this Agreement and Stroud’s employment hereunder at any time for cause. For purposes of this Agreement, the term “cause” for termination by the Company shall be (a) a conviction of or plea of guilty or nolo contendere by Stroud to a felony, or any crime involving fraud or embezzlement; (b) the refusal by Stroud to perform his material duties and obligations hereunder; (c) Stroud’s willful and intentional misconduct in the performance of his material duties and obligations; or (d) if Stroud or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Company is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Board of Directors. The written notice given hereunder by the Company to Stroud shall specify in reasonable detail the cause for termination. For purposes of this Agreement, “family” shall mean Stroud’s spouse and/or children. In the case of a termination for the causes described in (a) and (d) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until ten (10) days after Stroud’s receipt of such notice, during which time Stroud shall have the right to respond to the Company’s notice and cure the breach or other event giving rise to the termination.

(d)
Event of Sale, Merger or Change of Control. In the event of the sale, merger or change of control of the Company during your employment, or in the event of an agreement to sell, merge or change control of the Company during your employment, the Company or its successor(s) agree to immediately vest all unvested stock and options and offer you employment under the terms given above, for a period of at least (6) six months after the sale or merger closing date. If this extension is not given by the Company or its successor(s) and accepted by you, then the Company or its successor(s) agree to pay to you a lump-sum separation fee equivalent to (6) six months of salary plus benefits. Employment “at will” provisions described above cannot be applied by the Company from 120 days before the date of the agreement to sell or merge the Company to the closing date. If an “at will” action to terminate your employment is taken by the Company during this time period, or if you are asked to voluntarily end your employment by the Company during this time period, you will be entitled to immediate vesting of all unvested stock and options and a lump-sum payment of the equivalent of your salary and benefits for (6) six months, to be paid on or before the sale or merger closing date.

(e)
Termination Upon Death. If Stroud dies during the Term of this Agreement, this Agreement shall terminate, except that Stroud’s legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death.

(f)
Termination Upon Disability. If, during the Term of this Agreement, Stroud suffers and continues to suffer from a “Disability” (as defined below), then the Company may terminate this Agreement by delivering to Stroud thirty (30) calendar days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by the Company. For the purposes of this Agreement, “Disability” means Stroud’s inability, with reasonable accommodation, to substantially perform Stroud’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of one hundred and eighty (180) calendar days or two hundred and ten (210) days during any twelve month period. Upon any such termination for Disability, Stroud shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination.

(g)	Effect of Termination.

(i) In the event that this Agreement and Stroud’s employment is voluntarily terminated by Stroud pursuant to Section 13(a), or in the event the Company terminates this Agreement for cause pursuant to Section 13(c), all obligations of the Company and all duties, responsibilities and obligations of Stroud under this Agreement shall cease. Upon such termination, the Company shall (i) pay Stroud a cash lump sum equal to all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any; and (ii) any shares of common stock or options granted to Stroud by the Company which have not vested pursuant to Section 4 hereof shall be terminated.

(ii) In the event that this Agreement and Stroud’s employment is voluntarily terminated by the Company pursuant to Section 13(b), all obligations of the Company and all duties, responsibilities and obligations of Stroud under this Agreement shall cease. Upon such termination, the Company shall pay Stroud a cash lump sum equal to all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any; (ii) the separation fee; and (iii) any shares of common stock or options granted to Stroud by the Company pursuant to Section 4 hereof shall become immediately vested.

(iii) In the event this Agreement is terminated upon the death of Stroud pursuant to Sections 11(e), Stroud’s estate shall be entitled to all compensation pursuant to Sections 4 and 5 for the period of 6 months after his death. Payment will be made to Stroud’s estate. In the event of a merger, consolidation, sale, or change of control, the Company's rights hereunder shall be assigned to the surviving or resulting company, which company shall then honor this Agreement with Stroud and his estate.

14. Resignation as Officer. In the event that Stroud’s employment with the Company is terminated for any reason whatsoever, Stroud agrees to immediately resign as an Officer and/or Director of the Company and any related entities. For the purposes of this Section 14, the term the "Company" shall be deemed to include subsidiaries, parents, and affiliates of the Company.

15. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any applicable conflicts of law provisions.

16. Independent Legal Advice. The Company has obtained legal advice concerning this Agreement and has requested that Stroud obtain independent legal advice with respect to same before executing this Agreement. Stroud, in executing this Agreement, represents and warranties to the Company that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

17. Business Opportunities. During the Employment Term Stroud agrees to bring to the attention of the Company’s Chief Executive Officer and the Company’s Board of Directors all written business proposals that come to Stroud’s attention and all business or investment opportunities of whatever nature that are created or devised by Stroud and that relate to areas in which the Company conducts business and might reasonably be expected to be of interest to the Company or any of its subsidiaries.

18. Employee’s Representations and Warranties. Stroud hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede Stroud from performing his duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement. Stroud has informed the Company of a number business consulting relationships, and the Company agrees that this does not constitute an impediment as herein described, and that this does not constitute an impediment to the performance of his described duties. A written description of the relationship will be presented by Stroud for the company’s records within ten (10) business days.

19. Indemnification.

(a)
The Company agrees that if Stroud is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Stroud’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Stroud shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of Colorado, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Stroud in connection therewith, and such indemnification shall continue as to Stroud even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Stroud’s heirs, executors and administrators. The Company shall advance to Stroud to the extent permitted by law all reasonable costs and expenses incurred by his in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by Stroud to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b)
Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Stroud that indemnification of Stroud is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that Stroud has not met such applicable standard of conduct, shall create a presumption that Stroud has not met the applicable standard of conduct.

(c)	The Company agrees to continue and maintain a liability insurance policy covering Stroud to the extent the Company provides such coverage for its other executives and officers.

(d)
Promptly after receipt by Stroud of notice of any claim or the commencement of any action or proceeding with respect to which Stroud is entitled to indemnity hereunder, Stroud shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to Stroud, and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Stroud shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Stroud reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Stroud shall be paid by the Company to the extent permitted by law.

(e)
After the termination of this Agreement and upon the request of Stroud, the Company agrees to reimburse Stroud for all reasonable travel, legal and other out-of-pocket expenses related to assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event Stroud is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Stroud's employment hereunder, or Stroud's role in connection therewith, the Company agrees to pay Stroud a sum, to be mutually agreed upon by Stroud and the Company, a daily fee and reasonable expenses for each day of his appearance and each day of preparation therefor.

20. Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:	Stroud:
Tatonka Oil and Gas Company, Inc.	P.O. Box 6565,
1515 Arapahoe Street, Tower 1, 10th Floor	Sheridan, WY 82801
Denver, CO 80202
Fax # (303) 949-4101	Fax # (307) 751-5517

21. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Stroud and is not assignable or delegable, in whole or in part, by Stroud. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned, subject to the provisions of section 13 (d). The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Tatonka Oil and Gas Company, Inc.:	PAUL Stroud:

By: /s/ BRIAN HUGHES Name: Brian Hughes	/s/ PAUL STROUD Paul Stroud
Title: Chief Executive Officer